Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOX, INC.,

a Delaware Corporation

The undersigned does hereby certify on behalf of Box, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 11, 2008, under the name “Box.Net, Inc.”

THIRD: That pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

FOURTH: That the Amendment and Restatement of the Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto has been duly adopted and approved by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed in Palo Alto, California on this 14th day of October, 2013.

By:	/s/ Aaron Levie
Aaron Levie, Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOX, INC.

ARTICLE I

The name of this corporation (the “Corporation”) is Box, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Capital Stock

This Corporation is authorized to issue 222,957,959 shares of capital stock in the aggregate. The capital stock of this Corporation shall be divided into two classes, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock the Corporation is authorized to issue is 145,856,000, 120,856,000 of which shall be designated as Class A Common Stock (“Class A Common”) and 25,000,000 of which shall be designated as Class B Common Stock (“Class B Common”). The number of shares of Preferred Stock the Corporation is authorized to issue is 77,101,959, 5,315,560 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 20,331,812 of which shall be designated as Series B Preferred Stock (“Series B Preferred”), 14,261,720 of which shall be designated as Series C Preferred Stock (“Series C Preferred,”), 11,954,837 of which shall be designated as Series D Preferred Stock (“Series D Preferred”), 3,922,103 of which shall be designated as Series D-1 Preferred Stock (“Series D-1 Preferred”), 3,529,927 of which shall be designated as Series D-2 Preferred Stock (“Series D-2 Preferred”), 12,230,000 of which shall be designated as Series E Preferred Stock (“Series E Preferred”) and 5,556,000 of which shall be designated as Series E-1 Preferred Stock (“Series E-1 Preferred,” and together with the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series D-2 and Series E Preferred, the “Series Preferred”). The Common Stock and Preferred Stock shall each have a par value equal to $0.0001 per share. The Corporation shall from time to time in accordance with the General Corporation Law of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

(B) Rights, Preferences, Privileges and Restrictions of Preferred Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

1. Dividends

(a) The holders of Series E-1 Preferred, Series E Preferred, Series D-2 Preferred, Series D-1 Preferred, Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred shall be entitled to receive, on a pari passu basis, a cash dividend at the rate of $1.44, $1.0476, $0.7253, $0.6425, $0.2530, $0.1024 $0.0527 and $0.0230 per share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), respectively, per annum on each outstanding share of Series E-1 Preferred, Series E Preferred, Series D-2 Preferred, Series D-1 Preferred, Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred, as applicable, payable out of funds legally available therefor. Such dividends shall be payable when, as, and if declared by the Board of Directors of the Corporation, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year.

(b) No dividend, whether in cash or property, shall be paid or declared and set aside in any period with respect to the Common Stock, unless and until dividends have been paid or declared and set aside for payment in such year with respect to every outstanding series of Preferred Stock in an amount for each such series of Preferred Stock equal to the annual dividend rates stated above. After payment of dividends at the annual rates set forth above, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted into Class A Common pursuant to Section 4 hereof. This Section 1(b) shall not apply to a dividend solely in Common Stock to which the provisions of Section 4(d)(ii)(B) hereof are applicable.

(c) If at the time any shares of Preferred Stock are converted into Class A Common there are any accrued but unpaid dividends on such shares, then the Corporation at its option shall either pay the unpaid dividends or issue additional shares of Class A Common in the amount of the unpaid dividends at the applicable fair market value for such shares then in effect.

2. Liquidation

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred, the Series D-2 Preferred, the Series E Preferred and the Series E-1 Preferred shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the amount of $0.2869, $0.6585, $1.28, $3.1619, $8.0314, $9.0657, $13.0949 and $18.00 per share of Series A Preferred, Series B Preferred, Series C

Preferred, Series D Preferred, Series D-1 Preferred, Series D-2 Preferred, Series E Preferred and Series E-1 Preferred, respectively (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares), plus all accrued or declared but unpaid dividends on such shares. If the assets available for distribution to the holders of Preferred Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After payment in full of the preferential amounts has been made to the holders of Preferred Stock, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, and Series D-2 Preferred in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, and Series D-2 Preferred were converted into Class A Common pursuant to Section 4 hereof; provided, however, that the total amounts that may be distributed to the holders of Series B Preferred pursuant to this Section 2 shall not exceed $1.6463 per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all declared and unpaid dividends; provided further, that the total amounts that may be distributed to the holders of Series C Preferred pursuant to this Section 2 shall not exceed $3.20 per share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all declared and unpaid dividends; provided further, that the total amounts that may be distributed to the holders of Series D Preferred pursuant to this Section 2 shall not exceed $7.9048 per share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all declared and unpaid dividends; provided further, that the total amounts that may be distributed to the holders of Series D-1 Preferred pursuant to this Section 2 shall not exceed $16.0628 per share of Series D-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all declared and unpaid dividends; provided further, that the total amounts that may be distributed to the holders of Series D-2 Preferred pursuant to this Section 2 shall not exceed $18.1314 per share of Series D-2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all declared and unpaid dividends.

(b) After the amounts set forth in Section 2(a) have been paid in full, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

(c) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) (i) shall be deemed to include (A) the Corporation’s sale, lease, exclusive license or other disposition of all or substantially all of its assets, and (B) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, merger or other form of corporate reorganization) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or, if the Corporation or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) (any such event described in Section 2(c)(i)(A) and (B), a “Deemed Liquidation”) and (ii) shall entitle the holders of each series of Preferred Stock to receive at the closing of any Liquidation Event and at each date after such closing on which additional amounts (such as earnout payments, escrow amounts and other contingent payments) are paid to stockholders of the Corporation the greater of (x) the amount to which such holder of Preferred Stock is entitled pursuant to Section 2(a) (without giving effect to this Section 2(c)) or (y) the amount such holder of Preferred Stock would be entitled to receive had such holder of Preferred Stock converted its shares of such series of Preferred Stock into Class A Common as provided in Section 4, immediately prior to the closing, evaluating this Section 2(c)(ii) with respect to each series of Preferred Stock taking into account the application of this Section 2(c)(ii) with respect to each other series of Preferred Stock. For the sake of clarification, an equity financing in which the Corporation is the surviving entity and the sole purpose of which is raising capital shall not be considered a Deemed Liquidation hereunder.

(d) Unless otherwise specified in a definitive agreement approved by the stockholders of the Corporation in accordance with the Delaware General Corporation Law, this Certificate of Incorporation and the Corporation’s bylaws, in each case as then in effect, the value of any securities to be delivered to the stockholders pursuant to this Section 2 shall be determined as follows:

(i) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Corporation’s Board of Directors.

Notwithstanding the above, the method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount (as determined in good faith by the Corporation’s Board of Directors) from the market value as determined pursuant to the preceding clauses (i), (ii) and (iii), so as to reflect the approximate fair market value thereof.

(e) Notwithstanding any other provisions of this Section 2, the Corporation may at any time, out of funds legally available for such purpose, repurchase shares of Common Stock at cost (or the lesser of cost or fair market value) issued to or held by officers, directors, employees or other service providers upon termination of their employment or services pursuant to agreements providing the Corporation with such a right of repurchase, whether or not all declared dividends have been paid or set aside for payment and whether or not all Preferred Stock required to be redeemed by the Corporation has been redeemed or funds have been set aside for such purpose.

3. Redemption

(a) If requested by the holders of not less than sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Voting Preferred (as defined below), voting as a single class, at any time after August 7, 2017, the Corporation shall redeem all outstanding shares of Preferred Stock in three equal, annual installments (each a “Redemption Date”), from any funds legally available for such purpose; provided, however, that if such a request is made, the prior approval of the holders of at least a majority of the outstanding shares of Series E Preferred shall also be required to redeem the shares of Series E Preferred. The number of shares to be redeemed from each holder on each Redemption Date shall equal the total number of shares of each series of Preferred Stock held by such holder on the date of the applicable Redemption Notice (as defined below), divided by the number of Redemption Dates remaining as of the date of the Redemption Notice, including the Redemption Date to which such calculation applies, minus the number of shares of that series of Preferred Stock that such holder converts into Class A Common after the date of the applicable Redemption Notice and prior to such Redemption Date. The Corporation shall effect redemption by paying cash in an amount equal to $0.2869 per share of Series A Preferred, $0.6585 per share of Series B Preferred, $1.28 per share of Series C Preferred, $3.1619 per share of Series D Preferred, $8.0314 per share of Series D-1 Preferred, $9.0657 per share of Series D-2 Preferred, $13.0949 per share of Series E Preferred and $18.00 per share of Series E-1 Preferred (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) plus all accrued or declared but unpaid dividends on such shares (the “Redemption Prices”).

(b) If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem shares from the holders of Preferred Stock, on a pari passu basis and ratably in proportion to the aggregate Redemption Price that would be payable to each holder of Preferred Stock if all shares of Preferred Stock required to be redeemed were being redeemed. If any holder holds more than one series of Preferred Stock, the same proportion of each series of shares held by such holder will be redeemed. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion set forth herein. If any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(c) At least thirty (30) days prior to each Redemption Date, the Corporation shall mail a redemption notice (the “Redemption Notice”), first class postage prepaid, to each holder of record of Preferred Stock as of the close of business two (2) business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder. The Redemption Notice shall specify the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. On or after the

Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Nothing herein shall be deemed to prevent a holder of Preferred Stock from converting all or part of such holder’s shares into Class A Common in accordance with the terms of Section 4 hereof at any time prior to a Redemption Date covering such shares, and the provisions of this Section 3 shall not apply to any shares so converted.

(d) From and after the applicable Redemption Date, unless there has been a failure for any reason in payment of the Redemption Price or if the Redemption Price has been desposited into escrow by the Corporation, subject only to the receipt of stock certificates by the Corporation from the holder thereof together with valid stock powers attached transferring ownership of such shares to the Corporation, the shares of Preferred Stock designated for redemption in the applicable Redemption Notice with respect to which the Redemption Price has been paid in full or the Redemption Price has been so placed in escrow shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease.

4. Conversion

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common as is determined by dividing $0.2869 in the case of Series A Preferred, $0.6585 in the case of Series B Preferred, $1.28 in the case of Series C Preferred, $3.1619 in the case of Series D Preferred, $8.0314 in the case of Series D-1 Preferred, $9.0657 in the case of Series D-2 Preferred, $13.0949 in the case of Series E Preferred and $18.00 in the case of Series E-1 Preferred, in each case as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares, by the then effective Conversion Price for such series of Preferred Stock (such result, the “Conversion Rate”). The initial Series A Conversion Price shall be $0.2869 and is subject to adjustment as provided in this Section 4. The initial Series B Conversion Price shall be $0.6585 and is subject to adjustment as provided in this Section 4. The initial Series C Conversion Price shall be $1.28 and is subject to adjustment as provided in this Section 4. The initial Series D Conversion Price shall be $3.1619 and is subject to adjustment as provided in this Section 4. The initial Series D-1 Conversion Price shall be $8.0314 and is subject to adjustment as provided in this Section 4. The initial Series D-2 Conversion Price shall be $9.0657 and is subject to adjustment as provided in this Section 4. The initial Series E Conversion Price shall be $13.0949 and is subject to adjustment as provided in this Section 4. The initial Series E-1 Conversion Price shall be $18.00 and is subject to adjustment as provided in this Section 4.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class A Common at the then effective Conversion Rate applicable to such share of Preferred Stock (i) with the approval, by affirmative vote, written consent, or agreement, of the holders of at least (A) sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Voting Preferred, voting together as one class; (B) sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Series C Preferred, voting as a separate class; and (C) sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Series D Preferred, voting as a separate class; provided, however, if such automatic conversion pursuant to this clause (i) is in conjunction with a Liquidation Event and if the proceeds of such Liquidation Event to be received by the holders of Series E Preferred, Series D-2 Preferred or Series D-1 Preferred as holders of Class A Common (i.e., after giving effect to such automatic conversion pursuant to this clause (i)), as applicable, would be less, in the aggregate, than the proceeds of such Liquidation Event to be received by the holders of Series E Preferred, Series D-2 Preferred or Series D-1 Preferred as holders of Series E Preferred, Series D-2 Preferred or Series D-1 Preferred (i.e., assuming that no such automatic conversion pursuant to this clause (i) had occurred with respect to such series), as applicable, then the Series E Conversion Price, the Series D-2 Conversion Price and/or the Series D-1 Conversion Price, as the case may be, otherwise applicable to such automatic conversion pursuant to this clause (i) shall be automatically adjusted to a conversion price per share that would result in the holders of Series E Preferred, Series D-2 Preferred and/or Series D-1 Preferred, as applicable, being automatically converted into that number of shares of Class A Common that would cause such holders to receive, as holders of such Class A Common in the applicable Liquidation Event, an aggregate amount that is equal to the amount that would have been distributed to the holders of Series E Preferred, Series D-2 Preferred and/or Series D-1 Preferred, as applicable, pursuant to Section 2(a) with respect to such Liquidation Event had such automatic conversion to Class A Common pursuant to this clause (i) not occurred, or (ii) upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of Class A Common for the account of the Corporation in an offering to the public of not less than $100,000,000 (before payment of underwriter commissions and offering expenses) in which the Corporation’s shares of Class A Common have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market (a “Qualified IPO”), provided, however, if the price per share of Class A Common sold in any public offering of the Company’s Class A Common (including a Qualified IPO) is less than $9.0657 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) and is less than the then-effective Series D-2 Conversion Price, the Series D-2 Conversion Price shall, immediately prior to the closing of such public offering, be automatically adjusted to a conversion price per share equal to the price per share of Class A Common sold in the applicable public offering (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); provided, further, if the price per share of stock sold in any public offering of the Company’s Class A Common (including a Qualified IPO) is less than $13.0949 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) and is less than the then-effective Series E Conversion Price, the Series E Conversion Price shall, immediately prior to the closing of such public offering, be automatically adjusted to a conversion price per share equal to the price per share of Class A Common sold in the applicable public offering (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares); provided, further, that notwithstanding clauses (i) and (ii) above, or anything else herein to the contrary, any automatic conversion of the Series D-2 Preferred that is not effected in connection with a Liquidation Event or a Qualified IPO shall also require the approval, by affirmative vote or written consent, of the holders of at least sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Series D-2 Preferred, voting as a separate class; provided, further, that notwithstanding clauses (i) and (ii) above, or anything else herein to the contrary, any automatic conversion of the Series E Preferred that is not effected in connection with a Liquidation Event or a Qualified IPO shall also require the approval, by affirmative vote or written consent, of the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred, voting as a separate class. Any adjustment to the Conversion Price under this Section 4(b) shall be separate and apart from any adjustment to the Conversion Price provided for under Section 4(d)(i) hereof and, for the avoidance of doubt, the carve-out to the definition of “Additional Shares of Common Stock” set forth in Section 4(d)(i)(B)(4)(VIII) shall not have any impact on any Conversion Price adjustment required under this Section 4(b).

(c) Mechanics of Conversion. No fractional shares of Class A Common shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock. Conversion of shares of Preferred Stock at the option of the holder thereof shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Automatic conversion of the Preferred Stock pursuant to this section shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. Holders entitled to receive Class A Common upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Class A Common on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Class A Common issuable upon conversion of Preferred Stock unless either (i) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above, or (ii) the holder (A) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (B) executes an agreement, and at the Corporation’s election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver at such office to the holder of the shares of Preferred Stock being converted, a certificate or certificates for the number of shares of Class A Common to which the holder is entitled and a check payable to the holder for (i) any cash due with respect to fractional shares and (ii) any declared and unpaid dividends on the Series Preferred being converted.

(d) Adjustments of Conversion Price for Certain Diluting Issuances, Splits and Combinations. In addition to as provided in 4(b), the applicable Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock below the Conversion Price. If the Corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(C)) without consideration or for an Effective Price (as defined below) less than the then effective Conversion Price for a series of Preferred Stock in effect immediately prior to such issue (a “Qualifying Dilutive Issuance”), then and in such event, the Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) as set forth herein, unless otherwise provided in this Section 4. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue, for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(A) Adjustment Formula. Whenever the Conversion Price for a given series of Preferred Stock is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for such series of Preferred Stock shall be determined by multiplying the existing Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (the “Common Stock Outstanding”) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of this paragraph and paragraph 4(d)(ii)(B), the number of shares of Common Stock Outstanding shall be deemed to include all Common Stock issued and outstanding, the Common Stock issuable upon exercise and/or conversion of all outstanding Preferred Stock, upon conversion of all other outstanding Convertible Securities and upon exercise of all outstanding Options whether vested or unvested and whether or not immediately exercisable (and assuming conversion of Convertible Securities issuable upon exercise of Options therefor).

(B) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean with respect to a series of Preferred Stock the date on which the first share of such series of Preferred Stock was issued.

(3) “Convertible Securities” shall mean instruments of indebtedness or securities convertible into or exchangeable for Common Stock including without limitation, the Preferred Stock.

(4) “Additional Shares of Common Stock” for any series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(i)(C), deemed to be issued) by the Corporation after the Original Issue Date for such series, other than as follows:

(I) upon conversion of shares of Preferred Stock;

(II) shares of Common Stock, options or warrants to purchase shares of Common Stock issued to officers, directors, employees of and service providers to the Corporation pursuant to plans and arrangements approved by the Board of Directors of the Corporation, including at least two (2) of the Preferred Directors (as defined below);

(III) as a dividend or other distribution on the Preferred Stock or any event for which adjustment is made pursuant to Section 4(d)(ii), 4(e), 4(f) or 4(g);

(IV) upon the exercise or conversion of outstanding options or warrants;

(V) shares of capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, real property leases, or similar transactions, the terms of which have been approved by the Board of Directors of the Corporation, including at least two (2) of the Preferred Directors;

(VI) shares of capital stock, or options or warrants to purchase capital stock, issued in connection with strategic collaborations, development agreements or licensing transactions, the terms of which have been approved by the Board of Directors of the Corporation, including at least two (2) of the Preferred Directors;

(VII) shares of capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, including at least two (2) of the Preferred Directors; and

(VIII) shares of Common Stock issued or issuable in a Qualified IPO.

(C) Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time after the Original Issue Date for a series of Preferred Stock shall issue or sell any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such

Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price for any series of Preferred Stock shall be made upon the subsequent actual issuance of shares of Common Stock or Convertible Securities issued upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for each affected series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for each affected series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I) in the case of Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to subsections (2) or (3) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (x) the Conversion Price for such series of Preferred

Stock, on the original adjustment date, or (y) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date, and no readjustment shall affect Class A Common issued on conversion of Preferred Stock prior to such readjustment.

(D) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation prior to any commissions or expenses paid by the Corporation;

(II) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Corporation’s Board of Directors; and

(III) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for the Additional Shares of Common Stock, computed as provided in subsections (I) and (II) above, as determined in good faith by the Corporation’s Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing:

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(E) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive

Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(ii) Adjustments for Stock Dividends, Combinations or Splits.

(A) Combinations or Splits: If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, then the Conversion Price for each series of Preferred Stock in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for each series of Preferred Stock in effect prior to such event shall be proportionately increased upon the occurrence of such event. Any adjustment under this paragraph (ii)(A) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(B) Common Stock Dividends and Distributions: If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Conversion Price then in effect for any series of Preferred Stock shall be decreased as of the time of such issuance, as provided below:

(i) The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock Outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock Outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date, and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph (ii)(B) to reflect the actual payment of such dividend or distribution.

(e) Adjustments for Other Distributions. If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 4), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Class A Common issuable upon conversion of their shares, the property or other securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Class A Common, immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 4.

(f) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a Deemed Liquidation under Section 2 and events for which adjustment is made pursuant to Sections 4(d)(ii) or 4(e) above), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Class A Common which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or series of capital stock equivalent to the number of shares of such other class or series of capital stock that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Class A Common that the holders would have been entitled to receive upon conversion of their Preferred Stock immediately prior to such reclassification, capital reorganization or change.

(g) No Impairment. The Corporation will not, without the approval of the Preferred Stock and applicable series of Preferred Stock, in each case, as provided in Section 6, avoid or seek to avoid by amendment, merger, consolidation or other corporate reorganization, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) Certificate as to Adjustments. The Corporation shall promptly compute each Conversion Price adjustment and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Preferred Stock, the Corporation shall provide such holder a certificate describing any Conversion Price adjustments, the current Conversion Price and the amount of Class A Common or other property issuable upon conversion of the particular series of Preferred Stock. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(i) Notices of Record Date. If the Corporation shall propose at any time:

(A) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(B) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of stock of any class or series or other rights;

(C) to effect any reclassification or recapitalization of its Common Stock; or

(D) to liquidate, dissolve or wind up or to enter into a Deemed Liquidation;

Then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

(ii) in the case of the matters referred to in (C) and (D) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

With respect to (i) and (ii) above, a shorter notice period may be approved by the holders of a majority of the outstanding Series Preferred. Any notice required by the provisions of this section shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

5. Voting

(a) General

Except as expressly provided in this Certificate of Incorporation or as required by law, the holders of Series E-1 Preferred shall have no voting rights on any matter on which the stockholders of the Corporation shall be entitled to vote and the shares of Series E-1 Preferred shall not be included in determining the number of shares voting or entitled to vote on any such matters. Except as expressly provided by this Certificate of Incorporation or as required by law, or as may be set forth in agreements among stockholders, the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series D-2 Preferred and Series E Preferred (collectively, the “Voting Preferred”) shall have the same voting rights as the holders of the Class A Common, may act by written consent in the same manner as the Class A Common, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Class A Common and the Voting Preferred shall vote as a single class on all matters. Each holder of Class A Common shall be entitled to one vote for each share of Class A Common held, and each holder of Voting Preferred shall be entitled to the number of votes equal to the number of shares of Class A Common into which such shares of Voting Preferred could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Voting Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote (voting as a single class on an as-if-converted basis), irrespective of the provisions of section 242(b)(2) of Delaware General Corporate Law.

(b) Election of Directors.

(i) Until the date upon which the Preferred Stock is automatically converted in accordance with Section 4(b) above: At each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, (A) the holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series A Director”) and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, (B) the holders of the Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series B Director”) and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, (C) the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series C Director”) and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, (D) the holders of the Series E Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series E Director,” and together with the Series A Director, the Series B Director and the Series C Director, the “Preferred Directors”) and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, (E) the holders of Class A Common, voting as a separate class (without the vote of shares of outstanding Preferred Stock), shall be entitled to elect two (2) members of the Corporation’s Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors, and (F) the holders of the Voting Preferred and Class A Common, voting as a single class on an as-converted basis, shall be entitled to elect all other members of the Corporation’s Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director. Following an automatic conversion of the Preferred Stock in accordance with Section 4(b), the holders of the Class A Common shall be entitled to elect all of the members of the Corporation’s Board of Directors.

6. Protective Provisions

(a) The Corporation shall not, without first obtaining the approval of the holders of at least sixty-six and two/thirds percent (66-2/3%) of the outstanding shares of Voting Preferred, voting together as a single class on an as converted basis, take any action, either directly or indirectly by amendment, merger, consolidation or otherwise, that:

(i) amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of any series of Preferred Stock;

(ii) increases or decreases the number of authorized shares of Common Stock or Preferred Stock;

(iii) reclassifies the Preferred Stock or authorizes any equity securities or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges senior to or on a parity with the Preferred Stock or any increase in the authorized or designated number of any such new class or series;

(iv) amends or waives any provision of the Corporation’s Certificate of Incorporation or Bylaws in a manner that would alter or change the rights, preferences or privileges of the shares of the Preferred Stock;

(v) redeems or repurchases shares, other than repurchases of Common Stock at cost (or the lesser of cost or fair market value) upon termination of an officer, employee, director or consultant pursuant to an option agreement or restricted stock purchase agreement, or other agreement previously approved by the Board of Directors of the Corporation, or pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services, or pursuant to the redemption provisions set forth herein;

(vi) authorizes or obligates the Corporation to pay any dividend or make any other distribution in respect of the Corporation’s capital stock;

(vii) changes the authorized number of directors; or

(viii) effects or results in a liquidation, dissolution or winding up of the Corporation, or results in a Deemed Liquidation.

(b) The Corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class, take any action that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred;

(ii) increases or decreases the number of authorized shares of Series A Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series A Conversion Price pursuant to Section 4(d)(i) hereof; or

(iv) waives, amends, alters or repeals this Section 6(b).

(c) The Corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series B Preferred, voting as a separate class, take any action that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred;

(ii) increases or decreases the number of authorized shares of Series B Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series B Conversion Price pursuant to Section 4(d)(i) hereof; or

(iv) waives, amends, alters or repeals this Section 6(c).

(d) The Corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series C Preferred, voting as a separate class, take any action that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred;

(ii) increases or decreases the number of authorized shares of Series C Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series C Conversion Price pursuant to Section 4(d)(i) hereof; or

(iv) waives, amends, alters or repeals this Section 6(d).

(e) The Corporation shall not, without first obtaining the approval of the holders of at least sixty-six and two/thirds percent (66 2/3%) of the outstanding shares of Series D Preferred, voting as a separate class, take any action and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred;

(ii) increases or decreases the number of authorized shares of Series D Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series D Conversion Price pursuant to Section 4(d)(i) hereof; or

(iv) waives, amends, alters or repeals this Section 6(e).

(f) The Corporation shall not, without first obtaining the approval of the holders of at least sixty-six and two/thirds percent (66 2/3%) of the outstanding shares of Series D-1 Preferred, voting as a separate class, take any action, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D-1 Preferred;

(ii) increases or decreases the number of authorized shares of Series D-1 Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series D-1 Conversion Price pursuant to Sections 4(b)(i) or 4(d)(i) hereof; or

(iv) waives, amends, alters or repeals this Section 6(f).

(g) The Corporation shall not, without first obtaining the approval of the holders of at least sixty-six and two/thirds percent (66 2/3%) of the outstanding shares of Series D-2 Preferred, voting as a separate class, take any action, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D-2 Preferred;

(ii) increases or decreases the number of authorized shares of Series D-2 Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series D-2 Conversion Price or any other Series D-2 Preferred conversion rights pursuant to any provision of Section 4 hereof (including Sections 4(b)(i), 4(b)(ii), 4(d)(i), 4(d)(ii), 4(e) or 4(f) hereof) or the required vote of the Series D-2 Preferred under Section 4(b);

(iv) waives the treatment of any event as a Deemed Liquidation, or amends the definition of a Deemed Liquidation in the Certificate of Incorporation solely to exclude a transaction that would otherwise qualify; or

(v) waives, amends, alters or repeals this Section 6(g).

(h) The Corporation shall not, without first obtaining the approval of the holders of at least sixty percent (60%) of the outstanding shares of Series E Preferred, voting as a separate class, take any action, either directly or indirectly by amendment, merger, consolidation, business combination or otherwise, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting, board designation or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(ii) increases or decreases the number of authorized shares of Series E Preferred;

(iii) waives, or results in a waiver of, an adjustment of the Series E Conversion Price or any other Series E Preferred conversion rights pursuant to any provision of Section 4 hereof (including Sections 4(b)(i), 4(b)(ii), 4(d)(i), 4(d)(ii), 4(e) or 4(f) hereof) or the required vote of the Series E Preferred under Section 4(b);

(iv) waives the treatment of any event as a Deemed Liquidation, or amends the definition of a Deemed Liquidation in the Certificate of Incorporation to exclude a transaction that would otherwise qualify; or

(v) waives, amends, alters or repeals this Section 6(h).

(i) The Corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding shares of Series E-1 Preferred, voting as a separate class, take any action, either directly or indirectly by amendment, merger, consolidation, business combination or otherwise, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect, that:

(i) waives, amends, alters, or repeals any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the powers, preferences, or other special rights, privileges or restrictions of the Series E-1 Preferred unless such alteration or change in power, preferences or other special rights, privileges or restrictions also applies to the other series of Preferred Stock (in which case no separate approval of the holders of Series E-1 Preferred shall be required hereunder); or

(ii) waives, amends, alters, or repeals this Section 6(i), unless such waiver, amendment, alteration or repeal applies equally to the other series of Preferred Stock (in which case no separate approval of the holders of Series E-1 Preferred shall be required hereunder).

7. Status of Converted Shares

In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Rights, Preferences, Privileges and Restrictions of Common Stock

1. Class A Common. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Class A Common or the holders thereof are as follows:

(a) Dividends. Subject to Section 1 of Division B of this Article IV, the holders of the Class A Common shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors of the Corporation.

(b) Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division B of this Article IV.

(c) Redemption. The Class A Common is not redeemable other than at the sole discretion of the Board of Directors of the Corporation, pursuant to the terms of a written plan, or agreements with individual stockholders that provide for repurchases by the Corporation in connection with the termination of such stockholder’s services to the Corporation.

(d) Voting. Each holder of Class A Common shall be entitled to one vote for each share of Class A Common held, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and this Certificate of Incorporation or as may be set forth in agreements among stockholders.

2. Class B Common. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Class B Common or the holders thereof are as follows:

(a) Dividends. Subject to Section 1 of Division B of this Article IV, the holders of the Class B Common shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors of the Corporation.

(b) Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division B of this Article IV.

(c) Redemption. The Class B Common is not redeemable other than at the sole discretion of the Board of Directors of the Corporation, pursuant to the terms of a written plan, or agreements with individual stockholders that provide for repurchases by the Corporation in connection with the termination of such stockholder’s services to the Corporation.

(d) Voting. Except as otherwise required by law, the Class B Common shall have no voting rights on any matter on which the stockholders of the Corporation shall be entitled to vote and the shares of Class B Common shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, that so long as any shares of Class B Common remain outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common at a meeting of the holders of Class B Common duly called for such purpose (or the written consent of a majority of the outstanding shares of Class B Common), amend, alter or repeal (in any manner, including by merger, consolidation, combination, reclassification or otherwise) this Certificate of Incorporation or the Bylaws of the Corporation so as to adversely affect (disproportionately relative to the Class A Common) the preferences, rights or powers of the Class B Common.

(e) Conversion. The holders of Class B Common shall have conversion rights as follows:

(i) Automatic Conversion. Each share of Class B Common shall automatically be converted into one share of Class A Common at such time as is determined by the Board of Directors of the Corporation, in its sole discretion; provided, however, that any shares of Class B Common that are acquired by any holder of Voting Preferred that is not an employee of the Corporation or a member of the immediate family or controlled affiliate of an employee of the Corporation (including by dividend or other distribution by the Corporation) shall automatically be converted into shares of Class A Common (on a one-for-one basis) at the time of such acquisition.

(ii) Mechanics of Conversion. The outstanding shares of Class B Common shall be converted automatically without any further action by the holders of such shares whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common issuable upon such automatic conversion unless the certificates evidencing such shares of Class B Common are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Class B Common, a certificate or certificates for the number of shares of Class A Common to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common as set forth in Section (2)(e)(i) of Division C of this Article IV. Such conversion shall be deemed to occur as set forth in Section (2)(e)(i) of Division C of this Article IV, and the person or persons entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date.

(iii) No Fractional Shares and Certificate as to Adjustments. No fractional shares of Class A Common shall be issued upon conversion of Class B Common. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class A Common as determined by the Board of Directors of the Corporation. For such purpose, all shares of Class B Common held by each holder of Class B Common shall be aggregated, and any resulting fractional share of Class A Common shall be paid in cash.

(iv) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common solely for the purpose of effecting the conversion of the shares of Class B Common such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common; and if at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purpose.

(f) Adjustments for Stock Dividends, Combinations or Splits. If the Corporation shall at any time or from time to time effect a stock dividend, combination or subdivision of the outstanding shares of Class A Common, then the Corporation shall effect a comparable stock dividend, combination or subdivision (as applicable) of the outstanding shares of Class B Common. If the Corporation shall at any time or from time to time effect a stock dividend, combination or subdivision of the outstanding shares of Class B Common, then the Corporation shall effect a comparable stock dividend, combination or subdivision (as applicable) of the outstanding shares of Class A Common.

ARTICLE V

The authorized number of Directors of this Corporation shall be determined in the manner provided herein and by the Bylaws and may be increased or decreased from time to time in the manner provided herein and therein.

ARTICLE VI

The personal liability of the directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent under applicable law. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed by the Board of Directors of the Corporation in the manner provided in the Bylaws of the Corporation, as then in effect, subject to any restrictions which may be set forth in this Certificate of Incorporation.

B. The Board of Directors of the Corporation is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, if such holder is not an employee of the Corporation or of any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.